Exhibit 99.1

[Logo of Sparton Corporation]	NEWS RELEASE
Sparton Corporation To Close Jackson, Michigan Manufacturing Facility
JACKSON, Mich. — March 4, 2009 — Sparton Corporation (NYSE: SPA) today announced the closing of its Jackson, Mich. manufacturing operations no later than June 30, 2009. The closing is in response to the difficult economic and competitive situation in the industries served and is part of Sparton’s plan to return the Company to profitability.
“While this decision was extremely difficult, it is critical for us to take the steps necessary to ensure the long-term viability of the Company,” said Cary Wood, CEO. “We have been faced with excess capacity for some time now and we need to optimize our manufacturing resources to a much more competitive level.”
The Jackson facility has served as both the Company’s headquarters and a manufacturing plant for its Electronics business. Products currently manufactured in Jackson will be transferred to the Company’s facilities in Brooksville, Fla., and Ho Chi Minh City, Vietnam. Customer orders will not be affected by the transfer to other facilities.
The closing affects 39 salaried and 167 hourly employees who will receive severance packages consistent with Company policy. Sparton will work with various State and local agencies to provide displaced employees with job search assistance, basic skills training and counseling.
About Sparton Corporation
Sparton Corporation (NYSE:SPA) now in its 109th year, is a broad-based provider of electronics to technology-driven companies in diverse markets. The Company provides its customers with sophisticated electronic and electromechanical products through prime contracts and through contract design and manufacturing services. Headquartered in Jackson, Mich., Sparton currently has six manufacturing locations worldwide. The Company’s Web site may be accessed at http://www.sparton.com.
Safe Harbor and Fair Disclosure Statement
Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting future results, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC). The matters discussed in this press release may also involve risks and uncertainties concerning Sparton’s services described in Sparton’s filings with the SEC. In particular, see the risk factors described in the Company’s most recent Form 10K and Form 10Q. Sparton assumes no obligation to update the forward-looking information contained in this press release.
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